Exhibit 10.1
Ron Shape
EFFECTIVE DATE
June 1, 2011 to May 31, 2012
CHIEF EXECUTIVE OFFICER COMPENSATION PLAN
This compensation plan is provided pursuant to Section 3.2 of that certain Executive Employment Agreement (“Employment Agreement”) between Dlorah, Inc., a South Dakota corporation (the “Company”) and a wholly owned subsidiary of National American University Holdings, Inc. (“NAUH”), and Dr. Ronald Shape (“Executive”), dated effective as of June 1, 2010.
Component 1: BASE SALARY
Commencing on June 1, 2011, the Executive’s base salary shall be increased to $427,500.00.
Component 2: QUARTERLY ACHIEVEMENT OF ORGANIZATIONAL OBJECTIVES
The second component of the compensation plan will be based on achievement of specific quarterly organizational objectives (the “Additional Quarterly Compensation”). The Additional Quarterly Compensation will be based on NAUH quarterly pre-tax profit margin and objectives related to institutional effectiveness. The amount of the Additional Quarterly Compensation will be calculated quarterly by taking the appropriate percentage multiplied by the Executive’s current annual base salary. The Executive will receive a percentage of his annual base salary each quarter based on achieving the objectives listed below. The two objectives and percentages are listed below.

Quarterly	Percentage of
Objective	Annual Base Salary	Description

1	8.75% per quarter	For achieving the approved budgeted NAUH pre-tax profit margin for the quarter.

2	8.75% per quarter	For achieving predetermined NAUH quarterly objectives related to institutional effectiveness.
Objective 1: successfully achieving the approved NAUH budgeted pre-tax profit margin per quarter as determined and approved by the Board prior to June 1st.
Objective 2: successfully achieving the predetermined quarterly organizational objectives related to institutional effectiveness. These objectives will be determined prior to June 1st and published for each Cabinet Level Officer to review.
The Additional Quarterly Compensation is based on achieving the organizational objectives for the prior quarter. Additional Quarterly Compensation, if any, will be determined quarterly and paid semi-monthly on the Company’s regular payroll schedule in five (5) equal payroll installments beginning after the financial statements for the prior quarter have been finalized.
The Board of Directors will be solely responsible for determining whether the objectives for the Additional Quarterly Compensation are satisfied and the amount of any Additional Quarterly Compensation.
Component 3: ANNUAL ACHIEVEMENT AWARD
The final component of the compensation plan will be based on NAUH’s Earnings Before Interest and Taxes (“EBIT”). To the extent that NAUH’s actual EBIT for the fiscal year exceeds NAUH’s budgeted EBIT for the fiscal year, twenty percent (20%) of the excess would be designated for an “Annual Achievement Award.” The total Annual Achievement Award would then be distributed to Cabinet Level Officers, with Executive receiving 25% of the total. The Executive will be subject to a maximum of 80% of his annual base salary with respect to the Annual Achievement Award.

Calculations will be based on the annual budget for NAUH, as approved by the Board prior to June 1st, and the final audited financial statements prepared for the fiscal year ending May 31st. The Annual Achievement Award will be paid in six (6) equal payroll installments beginning September 1st of each year (1st payment will be September 7th).
The Board of Directors will be solely responsible for determining whether the objectives for the Annual Achievement Award are satisfied and the amount of any Annual Achievement Award.
GENERAL PROVISIONS
Except as expressly modified by this compensation plan, the Employment Agreement remains in full force and effect. Business conditions, federal and state law, and/or organizational needs are constantly in flux and may require that portions of this document be revised or rewritten.
Notwithstanding any provision in this compensation plan to the contrary, any portion of the payments and benefits provided under this compensation plan shall be subject to any clawback policy adopted by or applicable to NAUH pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, any Securities and Exchange Commission rule, any applicable listing standard promulgated by any national securities exchange or national securities association, or any other legal requirement.
IN WITNESS WHEREOF, the parties have executed this Compensation Plan effective as of the date herein first above written.

COMPANY:

DLORAH, INC.

By:

Its:

EXECUTIVE:

Dr. Ronald Shape